EXHIBIT 99.1

News Release

Visant Corporation

Paul Carousso, Vice President, Finance

Tel: 914-595-8218

E-mail: paul.carousso@visant.net

Phoenix Color Corp.

Brandi Budris, Communications Director

Tel: 240-527-2277

VISANT CORPORATION ENTERS INTO MERGER AGREEMENT WITH PHOENIX COLOR CORP., VISANT TO ACQUIRE PHOENIX

ARMONK, New York and Hagerstown, Maryland – February 12, 2008 —Visant Corporation and Phoenix Color Corp. jointly announced today that they have signed a definitive agreement and plan of merger. Phoenix Color will operate as a wholly owned subsidiary of Visant following the proposed merger. Phoenix Color is a leading book component manufacturer serving primarily the trade, professional reference and educational segments. The total purchase consideration is $219.0 million, subject to certain post-closing adjustments. The all cash deal, which is subject to customary closing conditions, including regulatory approval, is anticipated to close by the end of the first calendar quarter of 2008.

Commenting on the proposed transaction, Mr. Marc Reisch, CEO of Visant Corporation, stated, “We are very excited at the prospect of having Phoenix Color join the Visant Publishing Services business. Their outstanding facilities in Hagerstown, Maryland and Rockaway, New Jersey stand to further strengthen the efficiency and flexibility of our book component production platform providing significant value to both companies’ publishing customers.”

Mr. Louis LaSorsa, CEO of Phoenix Color, commented, “We are honored and excited to join the Visant family of premier graphic arts and publishing services companies. The combination will lead to even higher levels of service to which our customers have grown accustomed.”

Houlihan Lokey acted as financial advisor to Phoenix Color in connection with the transaction.

About Phoenix Color:

Phoenix Color Corp. is a leading book component manufacturer in North America for the trade, professional reference and higher education segments. For more information, please visit the company’s web site at www.phoenixcolor.com.

About Visant:

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing market segments. For more information on Visant, please visit the company’s web site at www.visant.net.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in Visant’s filings with the SEC. Each of Phoenix Color and Visant disclaims any obligation to update or revise any forward-looking statements.

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